UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

O. Mason Hawkins
Chairman of the Board and C.E.O.

Southeastern Asset Management, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letters were sent to the Board of Directors of Dell Inc. (“Dell”) on March 5, 2013:

March 5, 2013

Board of Directors
Dell Inc.
One Dell Way
Round Rock, TX 78682
Attention:	Lawrence P. Tu
Senior Vice President, General Counsel and Secretary

Re:	Demand for Stockholder List and Other Books and Records

Dear Board of Directors:

As Dell’s largest outside beneficial owner, and one of many long-term shareholders who have entrusted their capital to Dell, we reiterate our opposition to the proposed go-private transaction, as well as our deep disappointment with the Board of Directors’ failure to implement a transaction that would maximize shareholder value and be more beneficial to all shareholders. The Board of Directors has placed the interests of management above those of public shareholders.  Furthermore, it is unfortunate that the members of the Special Committee have such minimal stock ownership, which suggests that their interests may not be fully aligned with those of all shareholders.

First, the Board of Directors has long declined to distribute Dell’s growing excess cash to shareholders, labeling it “trapped” overseas due to the tax Dell would incur for repatriating that cash.  We were surprised to see this long-standing position change after Silver Lake and the management team announced their intention to bring the cash onshore in order to finance the buyout.  A more equitable approach would have returned the cash to all shareholders instead of using it to fund the proposed buyout at the expense of other shareholders. As stated in our February 8 letter, instead of agreeing to a proposed go-private transaction that grossly undervalues the Company, the Board of Directors could have paid all shareholders a special dividend of $12 per share (comprising proceeds from repatriating overseas cash, monetizing Dell Financial Services (DFS) at book value, and raising $9 billion in new debt) with the Company retaining over $1.00 per share of free cash flow.

Second, we strongly disagree with the Company’s refusal to comment on the proposed buyout or provide 2012 product segment results during the recent earnings announcement, which served to deprive shareholders of necessary information about their investment.  Given the significance of the pending, go-private transaction, shareholders should be provided with meaningful, straightforward information.  By changing to product segment reporting going forward, but not providing this information for the period just ended, we believe management is intentionally emphasizing declining PC sales in order to justify its inadequate buyout price.  Had management disclosed segment profitability data, it would show that PCs are of low and shrinking importance to Dell, whereas most of Dell’s value comes from its healthy, growing Enterprise segment.  As a result, the Enterprise segment should command a much higher multiple than implied by the proposed transaction value.

Third, while the Board of Directors characterizes the proposed transaction as a transfer of “the risk of the business to the buyout group,” we believe it is more appropriately characterized as a transfer of “the opportunity of the business to the buyout group.”  Management knows the Company better than anyone, and clearly sees Dell’s substantial unrealized value. Under the current buyout proposal, management and Silver Lake stand to receive all of the future upside while denying shareholders, who have paid to reposition the Company, the opportunity to reap the rewards of our investment.

The Board of Directors appears to have dismissed better alternatives for public owners and selected a transaction, which has been publicly derided by shareholders as opportunistic and grossly undervalued, that favors management.  We reiterate our demand that the Board of Directors pursue proposals that are more favorable to shareholders.  To enable us to communicate with our fellow shareholders on matters relating to our common interests, including the proposed going-private transaction, please find enclosed a demand submitted by Longleaf Partners Fund, our largest client and a Dell shareholder, for various corporate books and other records.

Very truly yours,

/s/ O. Mason Hawkins
O. Mason Hawkins, CFA
Chairman & Chief Executive Officer

/s/ G. Staley Cates
G. Staley Cates, CFA
President & Chief Investment Officer

/s/ Andrew R. McCarroll
Andrew R. McCarroll
General Counsel

             SECTION 220 DEMAND NOTICE

Southeastern Asset Management, Inc. (“Southeastern”), as investment advisor to and acting on behalf of its clients is the “beneficial owner” as defined by Securities Exchange Act Rule 13d-3 of 146,612,358 shares (including options) of common stock, par value $0.01 per share (“Shares”), of Dell, Inc., a Delaware corporation (the “Company”).  Longleaf Partners Fund, a series of Longleaf Partners Funds Trust, a registered investment company organized as a Massachusetts business trust (the “Stockholder”), is Southeastern’s largest client, owning 30,878,000 Shares (excluding options). Documentary evidence of the Stockholder’s beneficial ownership of 30,878,000 Shares (excluding options) is submitted herewith, and such documentary evidence is a true and correct copy of what it purports to be. The Stockholder hereby demands, pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) and the common law of the State of Delaware, and under oath, the right during the usual hours for business of the Company, no later than March 12, 2013 and continuing thereafter as we may determine is necessary, to inspect, and to make copies and extracts from, the following books and records:

(a)           A complete record or list of holders of the Shares, certified by the Company or its transfer agent and registrar, showing the name, address and number of shares registered in the name of each such holder, as of the date hereof and/or the most recent available date as of the time of each inspection (each such date, an “Inspection Date”).

(b)           A CD-ROM, diskette or other electronic file of the holders of outstanding Shares as of each Inspection Date, showing the names, addresses and number of Shares held by such holders, together with such computer processing data and instructions as are necessary for the Stockholder to make use of such CD-ROM, diskette or other electronic file, and a printout of such CD-ROM, diskette or other electronic file for verification purposes, if different from the list in (a) above.

(c)           All information in or which comes into the Company’s, its transfer agent’s or its proxy solicitor’s or any of their agents’ possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees concerning the names, addresses and number of Shares held by the participating brokers and banks named in the individual nominee names of Cede & Co. and other similar nominees of any central certificate depository system, including (i) respondent bank listings and omnibus proxies and (ii) Cede & Co. depository listings on a daily basis, including as of each Inspection Date.

(d)           A list or lists containing the name, address and number of Shares attributable to any participant in any Company employee stock ownership, stock ownership dividend reinvestment, stock purchase, stock option, retirement, restricted stock, incentive, profit sharing or comparable plan of the Company in which voting decisions with respect to the Shares held by such plan are made, directly or indirectly, individually or collectively, by the participants in the plan, and a CD-ROM, diskette or other electronic file for such list or lists together with such computer processing data and instructions as are necessary for the Stockholder to make use of such CD-ROM, diskette or other electronic file, and a printout of such CD-ROM or diskette or other electronic file for verification purposes.  In addition, with respect to each such plan, a description of the method by which the Stockholder or its agents may communicate with each such participant, as well as the name, firm and phone number of the trustee or administrator of such plan, and a detailed explanation of how Shares are voted, including the treatment not only of Shares for which the trustee or administrator receives instructions from participants, but also Shares for which either the trustee or administrator does not receive instructions or Shares which are outstanding in the plan but are unallocated to any participant.

(e)           All information in or which comes into the Company’s or its agents’ possession, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Shares, including an alphabetical breakdown of any holdings in the respective names of Cede & Co., and other similar nominees for the accounts of customers or otherwise.

(f)           All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees relating to the names and addresses of and shares held by the non-objecting beneficial owners of Shares pursuant to Rule 14(b)-1(b) or Rule 14b-2(b) under the Securities Exchange Act of 1934 (“NOBOs”) and a NOBO list and CD-ROM, diskette or other electronic file in descending order balance or such other format as may be currently in the possession of or reasonably obtained by the Company or its agents (together with such computer processing data as is necessary for the Stockholder to make use of such CD-ROM or diskette or other electronic file).

(g)           All daily transfer sheets showing changes in the names, addresses and number of Shares of the holders of the Company’s outstanding Shares which are in or come into the possession or control of the Company or its transfer agent, proxy solicitor or registrar, or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or their nominees, from and after the date hereof until such time as the Stockholder notifies the Company that it no longer requires such transfer sheets.

(h)           Any stop transfer lists or stop lists relating to any Shares and any additions, deletions, changes or corrections made thereto from and after the date hereof until such time as the Stockholder notifies the Company that it no longer requires such lists.

(i)           To the extent not already referred to above, any CD-ROM, diskette or other electronic medium suitable for use by computer or word processor which contains any or all of the information requested in this letter, together with any program, software, manual or other instructions necessary for the practical use of such information.

The Stockholder further demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (i) above be furnished to the Stockholder on a weekly basis until the termination or consummation of the merger as contemplated by the Agreement and Plan of Merger by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell Inc., dated as of February 5, 2013, pursuant to which Denali Holding Inc., seeks to acquire all of the outstanding Shares of the Company, as such agreement may be amended from time to time, as such modifications, additions or deletions become available to the Company or its agents or representatives.

The Stockholder will bear the reasonable costs incurred by the Company in connection with the Company’s obtaining and furnishing the above information.

The purpose of this demand is to enable the Stockholder to communicate with its fellow Company stockholders on matters reasonably relating to the Stockholder’s interests as a stockholder of the Company, including matters in relation to the proposed acquisition of the Company by Denali Holding Inc.

The Stockholder hereby designates and authorizes D.F. King & Co., Inc. (“D.F. King”), its partners, officers and employees, and any other persons to be designated by the Stockholder, to conduct, as their agents, the inspection and copying herein requested.

Please advise Jordan Kovler by telephone at (212) 493-6990 or by email at jkovler@dfking.com or Mary Ellen Goodall by telephone at (212) 493-6957 or by email at mgoodall@dfking.com, each of D.F. King, not later than March 12, 2013 when and where the items demanded above will be made available to the Stockholder and its designated agents.

This demand is made under oath pursuant to Section 220 of the General Corporation Law of the State of Delaware, and is accompanied by affidavits submitted on behalf of the Stockholder.

Pursuant to the DGCL, the Corporation is required to respond to this demand within five (5) business days of the date hereof.  Accordingly, please advise the Stockholder’s counsel, Dennis J. Block of Greenberg Traurig, LLP, as promptly as practicable within the requisite timeframe, when and where the Stockholder List will be made available to the Stockholder.  If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Stockholder immediately in writing, with a copy to Dennis J. Block of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY  10166, direct dial: (212) 801-2222, direct FAX: (212) 805-5555, email: blockd@gtlaw.com, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required.

In the absence of such prompt notice, the Stockholder will assume that the Company agrees that this request complies in all respects with the requirements of the DGCL.  The Stockholder reserves the right to withdraw or modify this request at any time.

/s/ O. Mason Hawkins
O. Mason Hawkins, CFA
Trustee & Co-Portfolio Manager
Longleaf Partners Fund

About Southeastern Asset Management, Inc.

Southeastern Asset Management, Inc. (“SEA”), headquartered in Memphis, Tenn., is an investment management firm with $34 billion in assets under management acting as investment advisor to institutional investors and the four Longleaf Partners Funds: Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners Global Fund and Longleaf Partners International Fund, as well as two Irish domiciled UCITS Funds: Longleaf Partners Global UCITS Fund and Longleaf Partners US UCITS Fund. Southeastern was established in 1975, and the first of the Longleaf Partners Funds was launched in 1987.

Important Legal Information

SEA intends to file other documents with the U.S. Securities and Exchange Commission (the “SEC”) regarding the proposed acquisition of Dell, as contemplated by the Agreement and Plan of Merger, dated as of February 5, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Denali Acquiror Inc. and Dell.  Before making any voting or investment decision, investors and security holders of Dell are urged to read such other documents regarding the proposed acquisition, carefully in their entirety, because they contain important information about the proposed transaction.  Investors and security holders of Dell may obtain free copies of other documents filed with, or furnished to, the SEC by SEA at the SEC’s website at www.sec.gov.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties.  Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties.  Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.